Exhibit 5.3

[LETTERHEAD OF HELMS MULLISS & WICKER, PLLC]

February 16, 2007

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

Re:	Bank of America Corporation and BAC Capital Trust XIV 5.63% Fixed to Floating Rate Preferred HITS

Ladies and Gentlemen:

We have acted as counsel to Bank of America Corporation, a Delaware corporation (the “Corporation”), and BAC Capital Trust XIV, a Delaware statutory trust (the “Trust”), in connection with (a) the Registration Statement on Form S-3 (File No. 333-133852, 333-133852-01, 333-133852-02, 333-133852-03, 333-133852-04, 333-133852-05, 333-133852-06, 333-133852-07 and 333-133852-08) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (b) the Prospectus dated May 5, 2006 and the Final Prospectus Supplement dated February 12, 2007 (as so supplemented and amended, the “Prospectus”), each filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the issuance by the Trust and purchase by the Underwriters (as defined herein) of 850,000 BAC Capital Trust XIV 5.63% Fixed to Floating Rate Preferred HITS (liquidation amount $1,000 per security) (the “Preferred HITS”). The proceeds from the sale of the Preferred HITS and Common Securities of the Trust are to be used by the Trust to purchase up to $850,100,000 aggregate principal amount of Remarketable Fixed Rate Junior Subordinated Notes due 2043 (the “Notes”) of the Corporation to be issued under the terms of the Indenture and the Fourteenth Supplemental Indenture (each as defined herein). We also have acted as counsel to the Corporation and the Trust in connection with the preparation of the Underwriting Agreement dated February 12, 2007 (the “Underwriting Agreement”) among the Corporation, the Trust, and the underwriters named in Schedule A thereto (the “Underwriters”). On the date hereof, the Trust is entering into (i) a Stock Purchase Contract Agreement (the “Stock Purchase Contract Agreement”) with the Corporation, pursuant to which the Trust will be obligated to purchase from the Corporation, and the Corporation will be obligated to sell to the Trust, subject to the terms thereof, the Corporation’s Adjustable Rate Non-Cumulative Preferred Stock Series G, no par value and $100,000 liquidation preference per share (the “Preferred Stock”). The terms used herein that are defined in the Prospectus have the respective meanings set forth therein, unless otherwise defined herein.

As such counsel, we have examined and are familiar with such originals or photocopies or certified copies of such records of the Corporation and its subsidiaries, along with certificates of officers of the Corporation and its subsidiaries, of Regular Trustees of the Trust and of public officials, Forms T-1 supplied by the Debt Trustee and such other documents as we have deemed relevant or necessary as the basis for the opinions set forth below.

In such examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as photocopies thereof and the authenticity of the originals of such copies. In addition, with your permission, we have expressly assumed (i) the due authorization, execution and delivery of the Amended and Restated Declaration of Trust dated as of February 16, 2007 between the Corporation, as Sponsor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, and the Regular Trustees named therein (the “Declaration”); the Restated Indenture dated as of November 1, 2001 (the “Base Indenture”) between the Corporation and The Bank of New York Trust Company, N.A., as successor trustee to The Bank of New York (the “Trustee”); the Fourteenth Supplemental Indenture dated as of February 16, 2007 (the “Fourteenth Supplemental Indenture,” and collectively with the Base Indenture, the “Indenture”) between the Corporation and the Trustee; the HITS Guarantee dated as of February 16, 2007 between the Corporation and The Bank of New York, as Guarantee Trustee (the “HITS Guarantee”); the Collateral Agreement dated as of February 16, 2007 (the “Collateral Agreement”) between the Corporation and The Bank of New York Trust Company, N.A., as Collateral Agent; and the Underwriting Agreement by all parties other than the Corporation, the Regular Trustees or the Trust, and (ii) the accuracy of the representations and warranties of the parties contained in the Declaration, the Indenture, the Fourteenth Supplemental Indenture, the HITS Guarantee, the Collateral Agreement and the Underwriting Agreement.

Based solely upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that:

1. When (i) executed, issued and delivered by the Corporation to the Trustee for authentication in accordance with the Indenture, (ii) authenticated and delivered by the Trustee, in accordance with the Indenture, and (iii) paid for, all as contemplated in the Board Resolution or Company Order (as each is defined in the Indenture), the Notes will have been validly authorized and issued under the Indenture and will constitute valid and legally binding obligations of the Corporation, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific performance of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy (the “Permitted Exceptions”).

2. The HITS Guarantee has been duly authorized, executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, subject to the Permitted Exceptions.

3. The Preferred Stock has been duly authorized and, when duly issued as contemplated by the Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to be named in the Registration Statement as attorneys who passed upon the legality of the Notes and to the filing of a copy of this opinion as part of the Corporation’s Current Report on Form 8-K to be filed for the purpose of including this opinion as part of the Registration Statement.

. Very truly yours,

/s/ HELMS MULLISS & WICKER, PLLC